Exhibit 10.03

March 31, 2003

John Van Siclen

c/o Interwoven, Inc.

803 West 11th Avenue.

Sunnyvale, CA 94089

Re:    Terms of Separation

Dear John:

This letter confirms the agreement (this “Agreement”) between you and Interwoven, Inc. (the “Company” or “Interwoven”) concerning the terms of your separation and offers you the separation compensation described below in exchange for a release of claims.

1.    Resignation as an Officer and Board Member of the Company. You are resigning from your employment as President and Chief Executive Officer of the Company effective as of the close of business on April 30, 2003 (the “Separation Date”). You are also resigning from the Company’s Board of Directors, effective as of March 31, 2003. Between March 31, 2003 and April 30, 2003 you will be on a one month paid leave of absence.

2.    Obligations of the Company.

a.    Interwoven will timely pay you your current unpaid wages, based on your current base salary of $300,000 per year (the “Base Salary”), and all other unpaid compensation and benefits (including accrued and unused vacation pay of 48 hours), as accrued through March 31, 2003 (less applicable withholding).

b.    In exchange for the release of claims and other promises set forth in this Agreement and the attached Addendum A, Interwoven agrees to provide you with the following Separation Benefits:

(1)    Pay you an amount equal to eleven (11) months of your Base Salary (less applicable withholding), on the Effective Date. You will not be paid a bonus for services during 2003. No vacation benefits will accrue beyond March 31, 2003.

(2)    Provide you with all existing employee benefits (other than any new grants of stock options and Section 401(k) plan eligibility) at Interwoven’s expense, through November 30, 2003. Thereafter, you will be eligible to purchase independently the identical healthcare insurance coverage programs as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and any applicable state insurance laws.

(3)    Each stock option held by you as of the Separation Date (a) will vest as of the Effective Date to an additional number of shares equal to the number of shares that would have become vested under such option if you were a full-time active employee through November 30, 2003, and (b) will remain exercisable until May 31, 2004. In addition, the double-

John Van Siclen

March 31, 2003

trigger vesting acceleration provisions of your recent options (which are referenced on attached Exhibit A) will remain effective through November 30, 2003. Any of your options that are now ISOs will become nonqualified stock options as of the Effective Date.

(4)    The Company agrees to pay any and all of your reasonable legal expenses in conjunction with the review and execution of this Separation Agreement and Addendum, not to exceed $2,500.

c.    You understand and acknowledge that you will not be entitled to any benefits or payments from Interwoven other than those expressly set forth in this Section 2. By signing below, you acknowledge that you are receiving the compensation benefits specified in paragraph b. of this Section 2 in consideration for waiving your right to claims referred to in this Agreement, and that you would not otherwise be entitled to them.

3.    Your Obligations. In exchange for the Separation Benefits, you agree to the following:

a.    You agree to promptly provide Interwoven with any information you may have by virtue of the work previously performed by you for Interwoven, upon reasonable notice and request from Interwoven through September 30, 2003, not to exceed eight (8) hours per month.

b.    You will be bound by and comply with the terms of the Employee Invention Assignment and Confidentiality Agreement (a copy of which is attached to this Agreement as Exhibit B). You will return all Company property (unless otherwise agreed in writing) and all confidential and proprietary information in your possession to the Company on or before the Separation Date. You may retain as your personal property, your Interwoven-supplied laptop computer and associated docking station.

c.    You will not solicit, initiate, or assist in any solicitation of any Interwoven employee to leave his/her employment with the Company to commence a relationship with you or any other employer through March 31, 2004.

4.    Release. In exchange for the benefits described in Section 2(b), you agree to execute the release (the “Release”) attached to this Agreement as “Addendum A” on or promptly following the Separation Date.

5.    Arbitration. Any claim, dispute, or controversy arising out of or in any way relating to this Agreement or the alleged breach of this Agreement will be submitted by the parties to binding arbitration in Santa Clara County, California by JAMS or by a judge to be mutually agreed upon. This Section 5 will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to your obligations under the Invention Assignment and Confidentiality Agreement and your obligations under Section 3 hereof.

John Van Siclen

March 31, 2003

6.    Attorneys’ Fees. The prevailing party will be entitled to recover from the losing party its attorneys’ fees and costs (including expert witness fees) incurred in any arbitration, lawsuit or other proceeding brought to enforce any right arising out of this Agreement.

7.    Confidentiality; Non-disparagement. Each of you and Interwoven agrees, on behalf of itself and its agents, not to disclose, and to take every reasonable precaution to prevent disclosure of, any of the terms of this Agreement (other than the fact of your resignation) or consideration for this Agreement (the “Settlement Information”) to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information except as required by law or applicable regulation. Prior to any filing of this Agreement with the Securities and Exchange Commission, you and Interwoven each agree to take every reasonable precaution to disclose Settlement Information only to our respective attorneys, accountants, tax authorities, and your spouse. You agree to refrain from disparagement of Interwoven or any of its employees, directors, products, or services to anyone, including other employees and any past, present, or prospective customers, in any manner likely to be harmful to them, their business, or their business or personal reputations; Interwoven also agrees to refrain from disparagement of you, including in connection with any disclosure or reporting of your resignation, in any manner likely to be harmful to you, your business, or your business or personal reputation. Interwoven agrees that if it is contacted by a potential employer of yours, it will provide a reference statement in such form as we mutually agree. All such contacts should be directed to me if for the Board of Directors or to either Interwoven’s Chief Financial Officer or Vice President of Human Resources, if to the Company. Any dispute concerning this confidentiality and non-disparagement provision will be resolved through arbitration before JAMS in Santa Clara County, California (the “Arbitrator”) pursuant to Section 5.

8.    No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Interwoven, its agents, officers, directors, employees, subsidiaries, affiliates, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

9.    No Knowledge of Wrongdoing. As of the date of this Agreement, you have no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental or regulatory agency, including listing agencies or exchange or other wrongdoing, that involves you or other present or former Interwoven employees, and Interwoven has no knowledge of any such wrongdoing involving you.

10.    Successors. In addition to you and Interwoven, the provisions of this Agreement will extend and inure to the benefit of, and be binding upon, your legal successors and assigns and those of Interwoven.

11.    Integration. This Agreement constitutes the entire Agreement between Interwoven and you with respect to your resignation and the compensation to be paid to you in connection therewith, and supersedes all prior negotiations and agreements, whether written or oral, with respect to such subject matter, with the exception of (a) your obligations under the Invention Assignment and Confidentiality Agreement, and (b) the stock option agreements. In

John Van Siclen

March 31, 2003

addition, the Indemnity Agreement between you and Interwoven, and your right to defense and indemnification for acts as a director and officer of Interwoven thereunder and under our bylaws and Certificate of Incorporation, will continue unaffected by this Agreement.

12.    No Oral Modification. This Agreement may not be altered or amended except by a written document executed by you and by Interwoven.

13.    Governing Law. This Agreement will in all respects be governed by the laws of the State of California as applied to agreements entered into and to be performed entirely within California between California residents.

14.    Review of Separation Agreement; Effective Date. You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand that you may revoke this Agreement within seven (7) days of signing this document and that the compensation benefits described in Section 2(b) will only occur at the end of that seven (7) day revocation period. This Agreement is effective as of March 31, 2003; provided that the Release, and Interwoven’s obligations pursuant to Section 2(b) above, shall become effective on the later of (i) May 1, 2003, and (ii) the eighth day after the Release has been signed by both parties (the “Effective Date”), unless sooner revoked by you. If you desire to revoke the Release, you must deliver or cause to be delivered a written statement of revocation to Interwoven’s office and to my attention, prior to the Effective Date.

15.    No Representations. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

If the terms outlined in this Agreement are acceptable to you, please sign the attached copy of this letter and the Release and return them to me.

Sincerely,

INTERWOVEN, INC.

/s/    Martin Brauns

By: Martin Brauns

Title: Chairman

I have read, understand and agree to the terms set forth above:

/s/    John Van Siclen

Signature

Date:    May 1, 2003

ADDENDUM A

This General Release of Claims (the “Release”) is between John Van Siclen (“Employee”) and Interwoven, Inc. (“Interwoven”), a Delaware corporation.

1.    Release.

a.      Except as set forth in paragraph d. below, Employee, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby fully and forever releases and discharges Interwoven and its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans (other than claims related to vested benefits under such plans), and their fiduciaries, predecessors, successors, agents, officers, directors, shareholders, employees and assigns (collectively, the “Company”), and Interwoven, on behalf of itself and all persons included in Company, hereby fully and forever releases and discharges Employee and his heirs, executors, administrators, successors, and assigns, from any and all claims, obligations, duties, causes of action, whether now known or unknown, suspected or unsuspected, that either of them may possess based upon or arising out of any matter, cause, fact, thing, act, or omission whatsoever occurring or existing at any time prior to and including the date hereof (collectively, the “Released Matters”), including without limitation,

(1)    any and all claims relating to or arising from Employee’s employment relationship with Interwoven and the termination of such relationship;

(2)    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of stock of Interwoven, including, without limitation, any claims of fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(3)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(4)    any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, and the California Labor Code section 201, et. seq.;

(5)    any and all claims for violation of the federal, or any state, constitution;

(6)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

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(7)    any and all claims for attorneys’ fees and costs except as provided in this Release or in the Separation Agreement; and

(8)    any and all claims that either Employee or Interwoven may have against the other for any acts by either occurring at any time prior to the execution of this Release.

Each of the parties agrees that the foregoing enumeration of claims released is illustrative, and the claims hereby released are in no way limited by the above recitation of specific claims, it being the intent of the parties to fully and completely release all claims whatsoever in any way relating to the Employee’s employment with Interwoven and to the termination of such employment. This release does not extend to any obligations incurred under the Separation Agreement, nor shall it apply with respect to any claims described in paragraph d. below or any claims arising under Employee’s existing rights to indemnification and defense pursuant to the Certificate of Incorporation and bylaws of Interwoven, and pursuant to Employee’s Indemnity Agreement, for acts as a director or officer of Interwoven.

b.    Employee and Interwoven each represent that they have no lawsuits, claims or actions pending in their name, or on behalf of any other person or entity, against the other or any other person or entity referred to herein. Employee and Interwoven each also represent that they do not currently intend to bring any claims on their own behalf against the other or any other person or entity referred to herein.

c.    Employee and Interwoven each acknowledge that by signing this Release they are expressly waiving any benefits of Section 1542 of the Civil Code of the State of California, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee and Interwoven each expressly waives any right or benefit which they have or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction, including Delaware. The parties acknowledge that in the future they may discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the subject matter of this Release, and that they intend to fully, finally, and forever settle all of the Released Matters in exchange for the Separation Benefits. This Release will remain in effect as a full and complete release notwithstanding the discovery or existence of any additional claims or facts.

d.    Company’s release of Employee does not extend to claims arising out of (i) any act of embezzlement, fraud, or dishonesty by Employee that resulted in financial benefit or personal enrichment for Employee or any related person or affiliated entity of Employee, or (ii) any misappropriation by Employee of a corporate opportunity of Interwoven.

2.    Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in

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Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. This waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Release, and does not prohibit Employee from exercising legal rights that are, as a matter of law, not subject to waiver. Employee acknowledges that the consideration given for this Release is in addition to anything of value to which he was already entitled, and that he has received, or will receive, regardless of the execution of this Release, all wages owed to him together with any accrued but unused vacation pay, less applicable withholding and deductions, earned through the Separation Date. Employee further acknowledges that he has been advised by this writing that:

a.    He should consult with an attorney prior to executing this Release;

b.    He may take up twenty-one (21) days to consider this Release, although Employee may accept the terms of this Release at any time within those 21 days;

c.    He has seven (7) days following the execution of this Release to revoke this Release; and

d.    This Release will not be effective until the revocation period has expired.

EMPLOYEE’S ACCEPTANCE OF RELEASE:

BEFORE SIGNING MY NAME TO THE RELEASE, EMPLOYEE STATES THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to Employee: April 30, 2003.

Executed this 1st day of May, 2003.	INTERWOVEN, INC.

/s/ John Van Siclen	By:	/s/ Martin Brauns
Employee’s Signature		Chairman

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EXHIBIT A

Option Number	Stock Options Subject To Double-Trigger Vesting Acceleration	Date of Grant
N991331	100,000 shares	10/01/01
N991546	300,000 shares	02/28/02
N991753	700,000 shares	07/11/02